Exhibit 23.3

Consent of Independent Auditors

We agree to the inclusion in the Amendment No. 1 to Form S-1 Registration Statement dated December 15, 2022, of our report, dated April 29, 2022, on our audits of the combined financial statements of Grey Rock Energy Fund II, L.P. and its subsidiaries, Grey Rock Energy Fund II-B, LP, Grey Rock Energy Fund II-B Holdings, L.P. and its subsidiaries and Grey Rock Preferred Limited Partner II, L.P. as of December 31, 2021 and 2020, and for the years then ended. We also consent to the references to our firm under the caption “Experts”.

(Formerly, BKD, LLP)

Dallas, Texas

December 16, 2022